Exhibit 99.4

CISCO SYSTEMS, INC.

RESTRICTED STOCK UNIT SUBSTITUTION AGREEMENT

Dear [Field: Full Name]:

As you know, on January 31, 2020 (the “Closing Date”), Cisco Systems, Inc. (“Cisco”) acquired Zomojo Pty Ltd. (“Zomojo”) (the “Acquisition”), pursuant to the Share Purchase Agreement by and among Cisco, Cisco Systems Australia Pty Limited, Zomojo, certain shareholders of Zomojo and the Securityholders’ Agent dated as of December 14, 2019 (the “Acquisition Agreement”). On the Closing Date, you held one or more outstanding restricted stock units related to ordinary shares of Zomojo stock that were previously granted to you under the Zomojo Pty Ltd. 2019 Equity Incentive Plan named below (the “Plan”). Pursuant to the Acquisition Agreement, on the Closing Date, Cisco assumed Zomojo’s obligations to honor each of your restricted stock unit award(s) related to ordinary shares of Zomojo stock granted to you under the Plan (the “Zomojo RSU(s)”) and documented by a restricted stock unit agreement(s) and any amendment(s) entered into by and between you and Zomojo (collectively, the “RSU Agreement(s)”) and such Zomojo RSU(s) were accordingly substituted with one or more restricted stock units related to Cisco common stock (the “Substituted RSU(s)”). This Restricted Stock Unit Substibution Agreement (the “Agreement”) evidences the terms of the substitution of your Zomojo RSU(s), including the necessary adjustments for substitution of the Zomojo RSU(s) that are required by the Acquisition.

The table below summarizes your Zomojo RSU(s) immediately before and after the Acquisition:

Grant Details

Employee ID	[Field: Employee ID]

Grant Date	[Field: Grant Date]

Type of Award	[Field: Grant Type]

Stock Plan Name	[Field: Stock Plan Name]

Grant Number	[Field: Grant Number]

Cisco Number of Shares	[Field: Shares Granted]

Original Number of Shares	[Field: Acquisition Shares]

Vesting Commencement Date	[Field: Vest Start Date]

The post-Acquisition adjustments are based on the Option Exchange Ratio of 0.4315996187, as determined in accordance with the terms of the Acquisition Agreement, and are intended to preserve immediately after the Acquisition the aggregate fair market value of the underlying shares immediately prior to the Acquisition. The number of shares of Cisco common stock subject to your Substituted RSU(s) was determined by multiplying the Option Exchange Ratio by the number of ordinary shares of Zomojo stock remaining subject to your Zomojo RSU(s) on the Closing Date and rounding the resulting product down to the next whole number of shares of Cisco common stock.

United States Holders

Unless the context otherwise requires, any references in the Plan and the RSU Agreement(s) to: (i) the “Company” or the “Corporation” means Cisco, (ii) “Stock,” “Common Stock,” “Shares” or “Ordinary Shares” means shares of Cisco common stock, (iii) the “Board of Directors” or the “Board” means the Board of Directors of Cisco and (iv) the “Committee” means the Compensation and Management Development Committee of the Board of Directors of Cisco. As used in this Agreement, “Employer” means your actual employer. All references in the RSU Agreement(s) and the Plan relating to your status as an employee or consultant of Zomojo or a subsidiary or affiliate will now refer to your status as an employee or consultant of Cisco or any present or future Cisco parent, subsidiary or affiliate.

The vesting commencement date, vesting schedule and expiration date of your Substituted RSU(s) remain the same as set forth in the RSU Agreement(s) and/or any notice of grant but with the number of shares subject to each vesting installment adjusted to reflect the effect of the Acquisition. (In this respect, please note that any discussion of terms in any employment offer letter (whether from Cisco, Zomojo or any other related employer) is explanatory in nature and will not result in duplication of benefits (including vesting) with respect to your Substituted RSU(s).) Vesting of your Substituted RSU(s) will be suspended during all leaves of absence in accordance with Cisco’s policies. Cisco will withhold applicable taxes by withholding vested Cisco shares that would otherwise be released under the substituted Zomojo RSU on the vest date. The amount of Cisco shares withheld will be equal in value to the amount necessary to satisfy any such withholding tax obligation. All other provisions which govern either the settlement or the termination of your Substituted RSU(s) remain the same as set forth in the RSU Agreement(s), and the provisions of the RSU Agreement(s), will govern and control your rights under this Agreement to acquire shares of Cisco common stock, except as expressly modified by this Agreement, the Acquisition Agreement or otherwise in connection with the Acquisition.

UNLESS EXPRESSLY SET FORTH IN AN EMPLOYMENT AGREEMENT OR OFFER LETTER WITH CISCO, UPON NOTICE OF TERMINATION OF YOUR EMPLOYMENT WITH CISCO OR ANY PRESENT OR FUTURE CISCO SUBSIDIARY, ALL UNVESTED RESTRICTED STOCK UNITS SHALL BE IMMEDIATELY FORFEITED WITHOUT CONSIDERATION, EXCEPT AS MAY BE OTHERWISE DETERMINED BY CISCO IN ITS SOLE DISCRETION.

Nothing in this Agreement or the RSU Agreement(s) interferes in any way with your right and the right of Cisco or its parent, subsidiary or affiliate, which rights are expressly reserved, to terminate your employment at any time for any reason, subject to applicable law. Future restricted stock units, if any, you may receive from Cisco will be governed by the terms of the Cisco equity plan under which such restricted stock units are granted, and such terms may be different from the terms of your Substituted RSU(s), including, but not limited to, vesting and forfeiture upon your termination of employment.

Until Cisco’s Stock Administration Department is in receipt of your understanding and acceptance of this Agreement (which can be accomplished electronically by following the instructions under the heading of Acknowledgment below) your Cisco account will not be activated and your Substituted RSU(s) will not be settled.

If you have any questions regarding this Agreement or your Substituted RSU(s), please contact Lakina Bailey at (919) 392-4627.

CISCO SYSTEMS, INC.

By:	/s/ Evan Sloves
Evan Sloves
Corporate Secretary

United States Holders

ACKNOWLEDGMENT

[Field: Full Name] acknowledges that clicking on the I Agree button constitutes acceptance and agreement to be bound by the terms of this Agreement, as well as understanding and agreement that all rights and liabilities with respect to the Substituted RSU(s) listed on the table above are hereby substituted by Cisco and are as set forth in the RSU Agreement(s) for such Substituted RSU(s), the Plan and this Restricted Stock Unit Substitution Agreement.

ATTACHMENTS

Exhibit A - Form S-8 Prospectus

International Holders

CISCO SYSTEMS, INC.

RESTRICTED STOCK UNIT SUBSTITUTION AGREEMENT

Dear [Field: Full Name]:

As you know, on January 31, 2020 (the “Closing Date”), Cisco Systems, Inc. (“Cisco”) acquired Zomojo Pty Ltd. (“Zomojo”) (the “Acquisition”), pursuant to the Share Purchase Agreement by and among Cisco, Cisco Systems Australia Pty Limited, Zomojo, certain shareholders of Zomojo and the Securityholders’ Agent dated as of December 14, 2019 (the “Acquisition Agreement”). On the Closing Date, you held one or more outstanding restricted stock units related to ordinary shares of Zomojo stock that were previously granted to you under the Zomojo Pty Ltd. 2019 Equity Incentive Plan named below (the “Plan”). Pursuant to the Acquisition Agreement, on the Closing Date, Cisco assumed Zomojo’s obligations to honor each of your restricted stock unit award(s) related to ordinary shares of Zomojo stock granted to you under the Plan (the “Zomojo RSU(s)”) and documented by a restricted stock unit agreement(s) and any amendment(s) entered into by and between you and Zomojo (collectively, the “RSU Agreement(s)”) and such Zomojo RSU(s) were accordingly substituted with one or more restricted stock units related to Cisco common stock (the “Substituted RSU(s)”). This Restricted Stock Unit Substitution Agreement (the “Agreement”) evidences the terms the substitution of your Zomojo RSU(s), including the necessary adjustments for substitution of the Zomojo RSU(s) that are required by the Acquisition.

The table below summarizes your Zomojo RSU(s) immediately before and after the Acquisition:

Grant Details

Employee ID	[Field: Employee ID]

Grant Date	[Field: Grant Date]

Type of Award	[Field: Grant Type]

Stock Plan Name	[Field: Stock Plan Name]

Grant Number	[Field: Grant Number]

Cisco Number of Shares	[Field: Shares Granted]

Original Number of Shares	[Field: Acquisition Shares]

Vesting Commencement Date	[Field: Vest Start Date]

The post-Acquisition adjustments are based on the Option Exchange Ratio of 0.4315996187, as determined in accordance with the terms of the Acquisition Agreement, and are intended to preserve immediately after the Acquisition the aggregate fair market value of the underlying shares immediately prior to the Acquisition. The number of shares of Cisco common stock subject to your Substituted RSU(s) was determined by multiplying the Option Exchange Ratio by the number of ordinary shares of Zomojo stock remaining subject to your Zomojo RSU(s) on the Closing Date and rounding the resulting product down to the next whole number of shares of Cisco common stock.

International Holders

Unless the context otherwise requires, any references in the Plan and the RSU Agreement(s) to: (i) the “Company” or the “Corporation” means Cisco, (ii) “Stock,” “Common Stock,” “Shares” or “Ordinary Shares” means shares of Cisco common stock, (iii) the “Board of Directors” or the “Board” means the Board of Directors of Cisco and (iv) the “Committee” means the Compensation and Management Development Committee of the Board of Directors of Cisco. As used in this Agreement, “Employer” means your actual employer. All references in the RSU Agreement(s) and the Plan relating to your status as an employee or consultant of Zomojo or a subsidiary or affiliate will now refer to your status as an employee or consultant of Cisco or any present or future Cisco parent, subsidiary or affiliate.

The vesting commencement date, vesting schedule and expiration date of your Substituted RSU(s) remain the same as set forth in the RSU Agreement(s) and/or any notice of grant but with the number of shares subject to each vesting installment adjusted to reflect the effect of the Acquisition. (In this respect, please note that any discussion of terms in any employment offer letter (whether from Cisco, Zomojo or any other related employer) is explanatory in nature and will not result in duplication of benefits (including vesting) with respect to your Substituted RSU(s).) Vesting of your Substituted RSU(s) will be suspended during all leaves of absence in accordance with Cisco’s policies. Cisco will withhold applicable taxes by withholding vested Cisco shares that would otherwise be released under the substituted Zomojo RSU on the vest date. The amount of Cisco shares withheld will be equal in value to the amount necessary to satisfy any such withholding tax obligation. All other provisions which govern either the settlement or the termination of your Substituted RSU(s) remain the same as set forth in the RSU Agreement(s), and the provisions of the RSU Agreement(s), will govern and control your rights under this Agreement to acquire shares of Cisco common stock, except as expressly modified by this Agreement, the Acquisition Agreement or otherwise in connection with the Acquisition.

UNLESS EXPRESSLY SET FORTH IN AN EMPLOYMENT AGREEMENT OR OFFER LETTER WITH CISCO, UPON NOTICE OF TERMINATION OF YOUR EMPLOYMENT WITH CISCO OR ANY PRESENT OR FUTURE CISCO SUBSIDIARY, ALL UNVESTED RESTRICTED STOCK UNITS SHALL BE IMMEDIATELY FORFEITED WITHOUT CONSIDERATION, EXCEPT AS MAY BE OTHERWISE DETERMINED BY CISCO IN ITS SOLE DISCRETION.

Nothing in this Agreement or the RSU Agreement(s) interferes in any way with your right and the right of Cisco or its parent, subsidiary or affiliate, which rights are expressly reserved, to terminate your employment at any time for any reason, subject to applicable law. Future restricted stock units, if any, you may receive from Cisco will be governed by the terms of the Cisco equity plan under which such restricted stock units are granted, and such terms may be different from the terms of your Substituted RSU(s), including, but not limited to, vesting and forfeiture upon your termination of employment.

The following are additional terms and conditions of your Substituted RSU(s):

Tax-Related Items.

Prior to substitution of the Zomojo RSU(s) (or any other taxable event in relation to the Substituted RSU (s)) if the substitution is a taxable event in your country, you authorize Cisco and/or your Employer, or their respective agents, at their discretion to satisfy any obligations for tax liability, including income tax, payroll tax, social contributions, or any other tax-related withholding (“Tax-Related Items”) in relation to your Substituted RSU(s) by one or a combination of the following: (1) withholding all applicable Tax-Related Items from your wages or other cash compensation paid to you by Cisco and/or the Employer; (2) withholding from proceeds of the sale of the Shares issued upon settlement of the Substituted RSU(s) either through a voluntary sale or through a mandatory sale arranged by Cisco (on your behalf, pursuant to this authorization); (3) withholding of Shares that would otherwise be issued upon vesting of the Substituted RSU(s) or (4) requiring you to satisfy the liability for Tax-Related Items by means of any other arrangement approved by Cisco. If the obligation for Tax-Related Items is satisfied by withholding of Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Substituted RSU(s), notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan. To avoid financial accounting charges under applicable accounting guidance, Cisco may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or may take any other action required to avoid financial accounting charges under applicable accounting guidance. Finally, you must pay to Cisco or the Employer any

International Holders

amount of Tax-Related Items that Cisco or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. Cisco may refuse to substitute your Zomojo RSU(s) and/or refuse to issue or deliver the Shares or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this paragraph.

Regardless of any action Cisco or the Employer takes with respect to any or all Tax-Related Items, you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by Cisco or the Employer. You further acknowledge that Cisco and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Substituted RSU(s), including the grant, vesting, substitution into restricted stock units over Cisco Shares, any acceleration of vesting, the subsequent sale of Shares acquired pursuant to vesting and the receipt of any dividends; and (2) do not commit to structure the terms of the substitution of Zomojo RSU(s) for restricted stock units over Cisco Shares, any acceleration of vesting or any aspect of the Substituted RSU(s) to reduce or eliminate your liability for Tax-Related Items or achieve a particular tax result. Further, if you become subject to taxation in more than one jurisdiction between the grant date and the date of any relevant taxable event, you acknowledge that Cisco and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Data Privacy.

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal information as described in this Agreement by and among, as applicable, the Employer, and Cisco and its parent, subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that Cisco and the Employer hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number (or other social or national identification number), salary, nationality, job title, residency status, any Shares or directorships held in Cisco, details of all Zomojo RSU(s) and Substituted RSU(s) or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding (“Data”), for the purpose of implementing, administering and managing your participation in the Plan. You understand that Data may be transferred to Cisco or any of its parent, subsidiaries or affiliates, or to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, including outside the European Economic Area, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data to a broker or other third party assisting with the administration of the Substituted RSU(s) under the Plan or with whom Shares acquired pursuant to the vesting of the Substituted RSU(s) or cash from the sale of Shares may be deposited. Furthermore, you acknowledge and understand that the transfer of such Data to Cisco or any of its parent, subsidiaries or affiliates, or any third parties is necessary for your participation in the Plan.

You further acknowledge that refusal or withdrawal of the consents herein may affect your ability to realize benefits from the Substituted RSU(s) and your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

No Entitlement or Claims for Compensation.

By accepting this Agreement, you hereby acknowledge and agree as follows:

(a) Your rights, if any, in respect of or in connection with the Substituted RSU(s) or any other stock award are derived solely from the discretionary decision of Cisco to permit you to benefit from a discretionary award. The Plan may be amended, suspended or terminated by Cisco at any time, unless otherwise provided in the Plan and this Agreement or the RSU Agreement(s). By accepting this Agreement, you expressly acknowledge that there is no obligation on the part of Cisco to continue the Plan and/or grant any additional stock awards or benefits in lieu of restricted stock units, options or any other stock awards even if RSUs have been granted repeatedly in the past. All decisions with respect to future stock awards, if any, will be at the sole discretion of Cisco.

International Holders

(b) The Substituted RSU(s) and the Shares subject to the Substituted RSU(s) are not intended to replace any pension rights or compensation and are not to be considered compensation of a continuing or recurring nature, or part of your normal or expected compensation, and in no way represent any portion of your salary, compensation or other remuneration for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and in no event should be considered as compensation for, or relating in any way to, past services for Zomojo, the Employer or Cisco or its parent, subsidiaries or affiliates. The value of the Substituted RSU(s) and the Shares subject to the Substituted RSU(s) are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to Zomojo, the Employer or Cisco or its parent, subsidiaries or affiliates and which are outside the scope of your written employment agreement (if any).

(c) You acknowledge that you are voluntarily participating in the Plan.

(d) Neither the Plan nor the Substituted RSU(s) or any other stock award granted under the Plan shall be deemed to give you a right to remain an employee, consultant or director of Cisco, its parent, subsidiaries or affiliates. The Employer reserves the right to terminate your service at any time, with or without cause, and for any reason, subject to applicable laws, Cisco’s Articles of Incorporation and Bylaws and a written employment agreement (if any).

(e) Your participation in the Plan will not be interpreted to form an employment contract or relationship with the Employer or Cisco or its parent, subsidiaries or affiliates.

(f) The future value of the underlying Shares is unknown and cannot be predicted with certainty. If you vest in the Substituted RSU(s) and obtain Shares, the value of the Shares acquired upon issuance may increase or decrease in value. You understand that neither the Employer, nor Cisco or its parent, subsidiaries or affiliates is responsible for any foreign exchange fluctuation between the Employer’s local currency and the United States Dollar (or the selection by Cisco or the Employer in its sole discretion of an applicable foreign currency exchange rate) that may affect the value of the Substituted RSU(s) or Shares received (or the calculation of income or any taxes, social contributions, or other charges thereunder).

(g) In consideration of the substitution of the Zomojo RSU(s), no claim or entitlement to compensation or damages shall arise from forfeiture of the Substituted RSU(s) resulting from termination of your service by Cisco or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release Cisco and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such claim.

(h) In the event of your termination of service, your right to vest in the Substituted RSU(s) will end as of the date you are no longer an active employee and will not be extended by any notice period mandated under contract or local law. unless Cisco in its exclusive discretion determines otherwise.

(i) You agree that Cisco may require the Substituted RSU(s) and the Shares to be held by a broker to be designated by Cisco.

(j) You agree that your rights to acquire Shares or proceeds from the sale of Shares hereunder (if any) shall be subject to set-off by Cisco for any valid debts that you owe to Cisco.

(k) The Substituted RSU(s) and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

(l) Cisco and the Employer are not providing any tax, legal or financial advice, nor are Cisco and the Employer making any recommendations regarding your participation in the Plan, or your acquisition or sale of Cisco Shares; you are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

You hereby acknowledge and agree as follows: (a) the substitution of your Zomojo RSU(s) for awards over Cisco Shares, and/or any acceleration of vesting of your substituted Zomojo RSU(s), may have adverse tax and social insurance contribution consequences, including but not limited to any loss of tax and social insurance qualified status and the inability to obtain a tax or social insurance refund for taxes or contributions already paid on such substituted Zomojo RSU(s), and that Zomojo, Cisco and your Employer do not take any responsibility or liability with respect to the loss of tax and social insurance qualified status of your substituted Zomojo RSU(s); (b) you received information regarding the substitution of your Zomojo RSU(s); and (c) you acknowledge that vesting and

International Holders

settlement of your Substituted RSU(s) and the issuance of Shares are contingent upon compliance with applicable local laws; in particular, if allowing you to vest in or receive Substituted RSU(s) or Shares subject to the Substituted RSU(s) would not be compliant with applicable foreign securities laws, you will not be permitted to receive Shares under this Agreement.

You acknowledge that if you have received this Agreement or any other documents related to the Plan translated into a language other than English, and if the meaning of the translated version is different from the English version, the English version will take precedence. Cisco may, in its sole discretion, decide to deliver any documents related to the Substituted RSU(s) and this Agreement by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by Cisco or a third party designated by Cisco.

Cisco reserves the right to impose other requirements on your participation in the Plan, on the Substituted RSU(s) and on any Shares acquired under the Plan, to the extent Cisco determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. You agree to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, you acknowledge that the laws of the country in which you are residing or working at the time of vesting of the Substituted RSU(s), while you hold Shares, or at the sale of Shares received pursuant to this Agreement (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject you to additional procedural or regulatory requirements that you are and will be solely responsible for and must fulfill. Any additional requirements may be outlined in but are not limited to the Country-Specific Addendum attached hereto, which forms part of the Agreement (if any). At all times you are responsible for understanding and following Cisco’s policies with respect to insider trading, as well as any insider trading restrictions imposed by local law. Notwithstanding any provision herein to the contrary, the Substituted RSU(s) and any Shares shall be subject to any special terms and conditions or disclosures as set forth in any attached Country-Specific Addendum for your country (or any country you relocate to), which forms part the Agreement.

Until Cisco’s Stock Administration Department is in receipt of your understanding and acceptance of this Agreement (which can be accomplished electronically by following the instructions under the heading of Acknowledgment below) your Cisco account will not be activated and your Substituted RSU(s) will not be settled.

If you have any questions regarding this Agreement or your Substituted RSU(s), please contact Lakina Bailey at (919) 392-4627.

CISCO SYSTEMS, INC.

By:	/s/ Evan Sloves
Evan Sloves
Corporate Secretary

ACKNOWLEDGMENT

[Field: Full Name] acknowledges that clicking on the I Agree button constitutes acceptance and agreement to be bound by the terms of this Agreement, as well as understanding and agreement that all rights and liabilities with respect to the Substituted RSU(s) listed on the table above are hereby substituted by Cisco and are as set forth in the RSU Agreement(s) for such Substituted RSU(s), the Plan and this Restricted Stock Unit Substitution Agreement.

ATTACHMENTS

Exhibit A - Form S-8 Prospectus